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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
JANUARY 11, 2000

TOWNE SERVICES, INC. ANNOUNCES CHIEF FINANCIAL OFFICER TO RESIGN

         SUWANEE, Georgia, January 11, 2000 -- Towne Services, Inc. (NASDAQ:
TWNE), today announced that Bruce F. Lowthers, Jr., executive vice president and chief financial officer, has given the company his notice of resignation to become the chief financial officer of Integrated Visions, Inc. Based in Sebastian, Florida, Integrated Visions is a XL Vision, Inc. and Safeguard Scientifics, Inc. partnership company that provides digital authentication solutions for the healthcare industry. To facilitate an efficient transition, Lowthers will remain with Towne Services through the 1999 financial reporting period, including the completion of its audit. During this time, he will also be assisting the company with the search for and placement of a new chief financial officer.

         Henry Baroco, president and chief executive officer of Towne Services, Inc., stated, "While he will be missed, we wish Bruce well and support his decision to pursue this unique opportunity. During the transition and following Bruce's departure, we anticipate that Towne's vice president and controller, Michele Bowman, will continue to manage the company's accounting functions and work with our independent auditors to prepare financial statements."

         Towne Services, Inc., based in the metropolitan Atlanta area, is a leading provider of services and products that process sales and payment information and related financing transactions for small and mid-sized retail and commercial businesses and community banks in the United States. The company delivers these services and products on-line by linking its business and bank customers to its processing systems using the Internet and telecommunications lines. Towne's systems also act as a hub, or electronic gateway, through which customers can access a variety of business and management tools to help them succeed in an electronic commerce marketplace.

         This release contains "forward-looking statements" concerning Towne's operations, prospects, management and financial condition. These statements are based upon assumptions and estimates which are subject to significant uncertainties and which are beyond Towne's control. Words such as "may," "would," "could," "will," "continue," "anticipate," "believe," "intend" and "plan" are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include: whether Towne can successfully hire a new chief financial officer quickly and complete transitions in its management and operations; the possible negative impact of lawsuits which have been filed against Towne on the company's stock price and ability to meet its business objectives, implement its growth strategies, and improve its financial condition and results of operations; the distraction of management's time and attention and other possible adverse effects on the company's business and operations as a result of the loss of its chief financial officer and such lawsuits; whether Towne can attain its business goals or achieve or continue its growth; whether Towne can successfully complete the integration of acquired businesses and products; market acceptance of new products and services; Towne's limited operating history and whether it will be able to achieve or maintain profitability; whether Towne can continue and manage growth or execute agreements with new customers or strategic acquisition candidates; competition and other factors discussed in Towne's filings with Securities and Exchange Commission, including its registration statements on Form S-4 (No. 333-76493) as declared effective on June 10, 1999, and Form S-1 (333-76859) declared effective on June 23, 1999, and the "Risk Factors" sections contained therein.